Exhibit 16

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Richard J. Byrne, Leeor P. Avigdor and Nina K. Baryski with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director and/or officer of Business Development Corporation of America, the registration statement on Form N-14, whether pre-effective or post-effective, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 23rd day of June, 2021.

/s/ Richard J. Byrne	Chief Executive Officer, President and Chairman of the Board
Richard J. Byrne	(Principal Executive Officer)

/s/ Nina K. Baryski	Chief Financial Officer and Treasurer
Nina K. Baryski	(Principal Financial and Principal Accounting Officer)

/s/ Lee S. Hillman	Independent Director
Lee S. Hillman

/s/ Ronald J. Kramer	Independent Director
Ronald J. Kramer

/s/ Leslie D. Michelson	Independent Director
Leslie D. Michelson

/s/ Edward G. Rendell	Independent Director
Edward G. Rendell

/s/ Dennis M. Schaney	Independent Director
Dennis M. Schaney